Exhibit 99.1

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News Release

Contact: John Jordan

Director of Investor Relations

508-541-8800, ext. 145

PLC SYSTEMS REPORTS THIRD QUARTER FINANCIAL RESULTS

Second Consecutive Quarter of Increased Domestic CO2 TMR Disposable Kit Shipments

Growth Strategy Provides Results: PLC Ships Optiwave 980 to Edwards Lifesciences In Fourth Quarter

Franklin, MA, October 27, 2004 – PLC Systems Inc. (AMEX: PLC), a worldwide leader in cardiac laser technologies, today announced financial results for the three and nine months ended September 30, 2004.  The company also reported that it delivered the initial shipments of Optiwave 980 lasers to Edwards Lifesciences Corporation (NYSE:EW) in October.  Earlier this year, PLC and Edwards announced that the two companies entered into an exclusive, multi-year agreement to develop and manufacture the Optiwave 980 Cardiac Laser Ablation System.  Edwards will market and distribute the Optiwave 980 system worldwide.

“Throughout the year we have made substantial investments in research and development programs,” stated Mark R. Tauscher, president and chief executive officer of PLC Systems.  “We are very encouraged with the initiatives to re-shape PLC.  We entered 2004 with a growth strategy to pursue opportunities that would provide revenue growth and product diversification for the Company.  I am pleased to say that this quarter’s progress on the Optiwave 980 project is a strong step forward in the fulfillment of this vision.”

Third quarter total revenues were $1,606,000 compared with $2,254,000 in the third quarter of 2003.  The net loss for the third quarter of 2004 was $436,000, or $.01 per share, compared to net income of $225,000, or $.01 per share, in the third quarter of 2003.

Total revenues for the nine months ended September 30, 2004 were $5,311,000 compared to total revenues of $5,999,000 for the nine months ended September 30, 2003.  The net loss for the nine months ended September 30, 2004 was $1,037,000, or $.03 per share, compared to net income of $443,000, or $.01 per share, for the nine months ended September 30, 2003.

Tauscher continued, “Both of PLC’s product lines are contributing to the Company’s overall growth strategy.  Optiwave 980 lasers are being built and shipped.  We are taking the necessary steps to be able to manufacture the disposable components of the Optiwave 980 system in the first quarter of 2005.  With respect to TMR, it is the first time that quarterly domestic TMR kit shipments to hospitals have exceeded 500 kits in consecutive quarters.  We are very pleased with the progress that we made during the third quarter.”

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A leading indicator for the adoption rate of the CO2 TMR therapy is disposable kit shipments to hospitals.  During the third quarter of 2004, a total of 592 disposable kits were shipped worldwide, which is an increase of 18 percent from the 503 worldwide kit shipments in the third quarter of 2003.  Edwards delivered 539 disposable kits to United States hospitals and PLC shipped an additional 53 disposable kits to international hospitals.  The 539 domestic kits delivered by Edwards Lifesciences represents a growth of 10 percent over the comparable third quarter a year ago.

Tauscher concluded, “With respect to disposable kit shipments, we are extremely pleased to see the positive trend from the second quarter continue through the third quarter.  This continued increased adoption is very encouraging because the third quarter is historically one of the slower quarters for cardiac procedures due to the summer months.”

During the third quarter of 2004, six next-generation CO2 Heart Lasers (HL2) were shipped to United States hospitals through Edwards, PLC’s exclusive U.S. sales and marketing partner.  Two of the six HL2 shipments were new lasers and four were redeployed lasers.  In addition to these shipments, PLC shipped 2 HL1 lasers to international hospitals.

PLC ended the third quarter of 2004 with 170 CO2 Heart Lasers located at heart centers throughout the U.S., comprised of 123 HL2 customers and 47 HL1 customers.  As of September 30, 2004, PLC’s U.S. laser base (HL1 and HL2) had increased by 12 percent during the preceding twelve months.  More significantly, PLC’s U.S. HL2 installed base grew to 123 lasers as of September 30, 2004, up 24 percent from September 30, 2003.

In conjunction with announcing its third quarter results, PLC Systems will be hosting a conference call today, October 27, at 11:00 a.m. Eastern Time.  The call may be joined via telephone by dialing (800) 901-5248 at least five minutes prior to the start of the call.  The passcode is: 22867550.  A live Webcast of the call will be available and accessible at the investor relations section of the Company’s website at www.plcmed.com.   A recording of the conference call will be available for the next month on PLC’s website.

PLC Systems is a medical technology company specializing in innovative technologies for the cardiac and vascular markets.  Currently, the company is focused on two unique cardiac laser therapies. Headquartered in Franklin, Mass., PLC pioneered the CO2 Heart Laser System that cardiac surgeons use to perform CO2 transmyocardial revascularization (TMR) to alleviate symptoms of severe angina.  In addition, PLC is developing and manufacturing the Optiwave 980 cardiac laser ablation system that is utilized by surgeons to ablate cardiac tissue.  Additional company information can be found at www.plcmed.com.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. Our statements of our objectives are also forward looking statements. While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, and you should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.  Actual results could differ materially from those indicated by such forward-looking statements as a result of a variety of important factors, including we may be unable to successfully develop products under our new agreement with Edwards and Edwards may be unsuccessful in distributing these products, operational changes, competitive developments may affect the market for our products, regulatory approval requirements may affect the market for our products, we may be unable to convince health care professionals and third party payers of the medical and economic benefits of the CO2 Heart Lasers and the Optiwave 980 System, and there can be no assurance that all payers will reimburse health care providers who perform TMR procedures or that reimbursement, if provided, will be adequate, and additional risk factors described in our Report on Form 10-K for the year ended December 31, 2003, and our other SEC reports.

PLC Systems, PLC Medical Systems, PLC and CO2 Heart Laser are trademarks of PLC Systems Inc.

Edwards Lifesciences, Edwards, and Optiwave 980 are trademarks of Edwards Lifesciences.

PLC SYSTEMS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues:
Product sales	$1,221	$1,899	$4,106	$4,883
Placement and service fees	385	355	1,205	1,116
Total revenues	1,606	2,254	5,311	5,999

Cost of revenues:
Product sales	379	873	1,544	1,897
Placement and service fees	171	134	519	375
Total cost of revenues	550	1,007	2,063	2,272

Gross profit	1,056	1,247	3,248	3,727

Operating expenses:
Selling, general and administrative	886	747	2,742	2,578
Research and development	616	283	1,661	744
Total operating expenses	1,502	1,030	4,403	3,322

Income (loss) from operations	(446)	217	(1,155)	405

Other income, net	30	8	138	38

Income (loss) before income taxes	(416)	225	(1,017)	443

Provision for income taxes	20	—	20	—

Net income (loss)	$(436)	$225	$(1,037)	$443

Basic and diluted earnings (loss) per share	$(0.01)	$0.01	$(0.03)	$0.01

Average shares outstanding:
Basic	30,059	29,836	30,013	29,815
Diluted	30,059	30,531	30,013	30,120

CONDENSED BALANCE SHEET

	September 30, 2004	December 31, 2003
Cash and cash equivalents	$10,310	$6,377
Total current assets	12,863	9,367
Total assets	13,387	9,849
Total current liabilities	2,337	1,962
Shareholders’ equity	6,598	7,556

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